UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Form 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 3, 2012
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Commission File Number 333-170315

First Titan Corp.
(Exact name of small business issuer as specified in its charter)

Florida	27-3480481
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6846 Tailfeather Way Bradenton, Florida	34204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 807-1025

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets

On January 3, 2012, First Titan Corp. (“FTTN” or the “Company”) has entered into a participation agreement in an oil and gas drilling project in Calcasieu Parish, Louisiana (the “Participation Agreement”). Under the terms of the Participation Agreement, the Company will participate in the drilling of one well and may participate in the drilling of future wells if it chooses. The Company will pay 25% of the drilling cost of the first well and will receive 13.59% of the net revenue from the well. The Company anticipates that its share of the total drilling and completion cost of the initial well, projected to be drilled to approximately 15,500 feet, will be $3.4 million. The Company has paid $40,000 of its share of the costs of the well to date. The Company does not have cash on hand in order to fully satisfy its obligations under the Participation Agreement and is currently seeking additional required financing. There is no guarantee that the Company will be able to obtain adequate financing, and the Company currently does not have a firm commitment from a lender to loan additional funds.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 25, 2012	First Titan Corp.

By: /s/ Robert Federowicz
Robert Federowicz
Chief Executive Officer
Principal Financial Officer